                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               PALL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 19, 1996

                             ---------------------

To the Holders of Common Stock:

     PLEASE TAKE NOTICE that the annual meeting of shareholders of Pall Corporation, a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Tuesday, November 19, 1996 at 2:30 P.M. for the following purposes:

          (1) to elect four directors for a three-year term; and

          (2) to transact such other business as may properly come before the meeting.

     The close of business on October 10, 1996 has been fixed as the record date for the meeting; only shareholders of record at that time are entitled to notice of and to vote at the meeting.

                                                 Peter Schwartzman,
                                                          Secretary

October 16, 1996

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548

                                                                October 16, 1996

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Pall Corporation, a New York corporation (the "Company"), for use at the annual meeting of shareholders to be held on Tuesday, November 19, 1996, at 2:30 P.M. at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and at any adjournments thereof (the "meeting"). Shareholders are requested to date and execute the enclosed form of proxy and return it in the enclosed postage-paid return envelope, whether or not they plan to attend the meeting.

     The approximate date on which this proxy statement and the enclosed proxy will be first sent to shareholders is October 16, 1996. The cost of the solicitation of proxies in the enclosed form (estimated not to exceed $150,000) will be borne by the Company. The solicitation is to be made primarily by mail, but will be supplemented by telephone calls and personal solicitation by full-time regular employees of the Company, who will not be specially compensated therefor, and by the firm of Georgeson & Company Inc., which has been retained for this purpose by the Company and which is to be paid the sum of $7,500 as a fee for its services plus disbursements estimated at $110,000, such fee and estimated disbursements being included in the total cost estimate given above.

                                     VOTING

     The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon. In the event that voting instructions are not marked on any such proxy, the shares represented by such proxy will be voted for the election as directors of the nominees proposed herein. The Board of Directors is not aware of any other matters to be presented for action at the meeting, but in the event that other matters are properly brought before the meeting, shares represented by properly signed and returned proxies will be voted in accordance with the judgment of the persons named as proxies.

     Shareholders have the right to revoke their proxies at any time before a vote is taken, by notifying the Corporate Secretary of the Company in writing at the address given above. In addition, a shareholder may revoke a proxy (1) by executing a new proxy card bearing a later date, provided the new proxy is received by Wachovia Bank of North Carolina, N.A. (which will have a representative present at the meeting) before the vote, (2) by attending the meeting and voting in person, or (3) by any other method available to shareholders by law.

     The close of business on October 10, 1996 has been fixed as the record date for the meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is Common Stock, par value $.10 per share (the "Common Stock"). There were 115,116,755 shares of Common Stock outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

     Four directors are to be elected at the meeting, each for a three-year term. The Board of Directors, on the recommendation of its Nominating Committee, has nominated Abraham Appel, Ulric Haynes, Jr., Jeremy Hayward-Surry and Edwin
W. Martin, Jr., all of whom are presently directors of the Company. The Board of Directors recommends that shares represented by the enclosed proxy be voted for the election of Messrs. Appel, Haynes, Hayward-Surry and Martin. Although it is not anticipated that any of the nominees will become unavailable before the meeting, in that event the persons named as proxies on the enclosed proxy card will have the right, at their discretion, to vote all properly executed proxies for such substitute candidate, if any, as may be nominated by the Board of Directors.

     Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more of the nominees named above and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

     Information with respect to the nominees and each other present director of the Company is set forth below. The principal occupations of each director during at least the past five years is shown in the fourth column and the notes thereto.

                                                                            SERVICE AS    PRESENT
                             POSITIONS AND OFFICES                           DIRECTOR       TERM
         NAME          AGE     WITH THE COMPANY     PRINCIPAL OCCUPATIONS     SINCE       EXPIRES
---------------------- ----  --------------------- -----------------------  ----------  ------------
Abraham Appel*........  81   Director**            President, Appel            1969         1996
                                                   Consultants, Inc.,
                                                    consultants on
                                                    financing and foreign
                                                    trade, Toronto, Canada

Ulric Haynes, Jr.*....  65   Director**            Dean of the School of       1994         1996
                                                    Business, Hofstra Uni-
                                                    versity, Hempstead,
                                                    N.Y.(a)
Jeremy
  Hayward-Surry*......  53   President, Treasurer  Officer of the Com-         1993         1996
                              and Chief Financial   pany(b)
                              Officer and Direc-
                              tor**

Eric Krasnoff.........  44   Chairman and Chief    Officer of the Com-         1994         1997
                              Executive Officer     pany(c)
                              and Director**


Edwin W. Martin,
  Jr.*................  65   Director**                      (d)               1993         1996

David B. Pall.........  82   Founder Chairman and            (e)               1946         1997
                              Director**


Katharine L.
  Plourde.............  44   Director**            Principal and Analyst,      1995         1998
                                                    Donaldson, Lufkin &
                                                    Jenrette, Inc.,
                                                    investment banking
                                                    firm,
                                                    New York, N.Y.

Chesterfield F.
  Seibert.............  71   Director**                      (f)               1971         1997

Heywood Shelley.......  69   Director              Attorney  (g)               1990         1998
Alan B. Slifka........  67   Director                        (h)               1964         1998
James D. Watson.......  68   Director**                      (i)               1988         1997
Derek T.D. Williams...  64   Executive Vice Presi- Officer of the Com-         1994         1998
                              dent and Chief Op-    pany(j)
                              erating Officer and
                              Director

---------------

      * Nominee for election at the meeting.

     ** Mr. Appel is a member of the Audit, Compensation and Nominating Committees of the Board of Directors. Mr. Haynes is a member of the Compensation Committee. Messrs. Krasnoff and Hayward-Surry and Dr. Pall are members of the Executive Committee. Dr. Martin is a member of the Compensation and Nominating Committees. Mr. Seibert is a member of the Audit and Nominating Committees. Ms. Plourde and Dr. Watson are members of the Audit Committee.

     (a) Mr. Haynes, who was the U.S. Ambassador to Algeria in 1977-1981, is also a director of Marine Midland Bank, N.A.

     (b) Mr. Hayward-Surry has been President, Treasurer and Chief Financial Officer of the Company since July 1994. Prior thereto, he was Executive Vice President, Treasurer and Chief Financial Officer from November 1992 to July 1994 and Senior Vice President and Controller from July 1989 to November 1992.

     (c) Mr. Krasnoff has been Chairman and Chief Executive Officer of the Company since July 1994. Prior thereto, he was President and Chief Operating Officer from October 1993 to July 1994, Executive Vice President -- Worldwide Sales and Marketing and Corporate Administration -- from November 1991 to October 1993 and Group Vice President -- Biomedical and BioSupport and Corporate Administration -- from July 1989 to November 1991.

     (d) Dr. Martin was President and Chief Executive Officer until September 1994, and since then has been President Emeritus, of the National Center for Disability Services, a non-profit education, rehabilitation and research agency located in Albertson, N.Y.

     (e) Until July 31, 1992, Dr. Pall's principal occupation was as a senior officer of the Company; since that date, his principal occupation has been as senior scientist of the Company under the Consulting Agreement described below.

     (f) Mr. Seibert was retired until February 1994, when he became Chief Executive Officer of Marietta Corporation, a manufacturer of amenities for the hotel industry and a packager for cosmetic manufacturers. Mr. Seibert resigned as an officer and director of Marietta Corporation effective December 31, 1994, and has been retired since that date.

     (g) Mr. Shelley is a member of the firm of Carter, Ledyard & Milburn, New York, N.Y., which firm acts as legal counsel to the Company.

     (h) Mr. Slifka is Managing Principal of Halcyon/Alan B. Slifka Management Company, LLC, formerly Alan B. Slifka and Company, L.P., which Mr. Slifka founded in 1982. The firm, headquartered in New York City, provides financial asset management through Halcyon Partnerships, of which it is managing general partner. In addition, since October 1993 Mr. Slifka has been Chairman of the Board of Global Telesystems Group, Inc. (GTS), an operator of long distance and access telecommunications networks and a provider of voice and data telecommunications services to business customers and other telecommunications service providers in Western Europe, the Commonwealth of Independent States, Central Europe, India and China.

     (i) Dr. Watson was Director until January 1994, and since then has been President, of the Cold Spring Harbor Laboratory, a biomedical research institution specializing in genetics, located in Cold Spring Harbor, N.Y. Dr. Watson is also a director of Diagnostic Products Corporation and SIBIA Neurosciences, Inc.

     (j) Mr. Williams has been an Executive Vice President of the Company since November 1991 and also Chief Operating Officer since July 1994. Prior to becoming an Executive Vice President, Mr. Williams was Group Vice
President -- Manufacturing and Engineering.

                            ------------------------

     There were five meetings of the Board of Directors of the Company during fiscal 1996. The Executive Committee of the Board is authorized to act on most Board matters during the intervals between meetings of the full Board. There were ten meetings of the Executive Committee during fiscal 1996.

     The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed by the Company's independent auditors, oversight of the results of such work, review of such auditors' letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal control systems of the Company, discussions with representatives of management of particular areas of the Company's operations, and meeting with the Company's internal audit managers to review their plans and to discuss internal audit reports. The Audit Committee met twice during fiscal 1996.

     The Compensation Committee has the power and duty to fix the compensation of officers of the Company and to authorize and approve the making of employment contracts between the Company and its officers. The Committee also administers the Company's stock option plans and selects the employees to whom options are to be granted and the number of shares to be optioned to each. The Compensation Committee met once in fiscal 1996 and in addition took certain actions by unanimous written consent.

     The Nominating Committee has the power and duty to develop policy on the size and composition of the Board of Directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the Board, and to evaluate the participation and contribution of current Board members. The Nominating Committee met once in fiscal 1996. The Nominating Committee will consider nominees for director recommended by shareholders. The procedure to be followed in submitting such recommendations is for the shareholder making the recommendation to send the Corporate Secretary a letter making the recommendation and describing fully the education, business experience and other qualifications of the person recommended.

     During fiscal 1996, each presently incumbent director attended more than 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which he or she served, except for Messrs. Haynes and Slifka. Mr. Haynes attended two-thirds (4 of 6) of such meetings. Mr. Slifka attended three-fifths (3 of 5) of such meetings.

     For serving on the Board of Directors, each director of the Company who is not also an employee of the Company is paid $2,000 a month plus $1,500 for each meeting of the Board and Board committees attended (other than meetings by conference telephone). Each member of the Audit Committee is paid an additional $500 a month. Directors who are employees receive no additional compensation.

     During fiscal 1996, the Company paid compensation to Dr. Pall in the amount of $207,000 under a Consulting Agreement which has been effective since his retirement as a full-time officer of the Company in July 1992. By the terms of the Consulting Agreement, Dr. Pall agrees to perform consulting services for the Company for not less than 30 hours a week (subject to his right to take time off for vacations and personal matters), and the Company agrees to pay for such services at the rate of $1,500 a day. This Agreement remains in effect indefinitely until terminated by either party on six months notice. During the term of the Consulting Agreement, Dr. Pall is entitled to receive, at the Company's expense, private office space and furnishings, secretarial services, a Company car and appropriate laboratory space and equipment and, on request, automobile transportation and personal accounting services.

     The Company and its officers and directors are insured under an insurance policy dated August 1, 1996 with Chubb Group of Insurance Companies with respect primarily to liability arising from the performance by officers and directors of their corporate duties. The policy also includes certain other coverage and the Company pays the premium, which is at present $149,248 per year.

     Under the Company's Stock Option Plan for Non-Employee Directors as adopted at the 1995 annual meeting of the Company's shareholders (the "Director Plan"), a maximum of 300,000 shares of Common Stock are reserved for issuance upon exercise of options which are granted automatically each year, on the date of and immediately following the annual meeting of the Company's shareholders, to each member of the Board of Directors who is elected or re-elected at such annual meeting and who is not at that time an employee of the Company or any of its subsidiaries (a "Non-Employee Director"). There are currently nine Non-Employee Directors. The exercise price of each option granted under the Director Plan is the fair market value (as defined in the Director Plan) on the date of grant of the shares of Common Stock subject to such option. Each option granted under the Director Plan becomes exercisable in three substantially equal, cumulative installments on each of the first three anniversary dates of the date of grant, and expires on the fifth anniversary of the date of grant.

     Under the Director Plan, on the date of each annual meeting of the Company's shareholders each Non-Employee Director who is elected a director of the Company by the shareholders for the first time at such annual meeting is granted an option to purchase 20,000 shares of Common Stock for election to a three-year term, 16,667 shares of Common Stock for election to a two-year term, and 13,333 shares for election to a one-year term. Thus, Ms. Plourde, who was elected by the shareholders for the first time at the 1995 annual meeting, and for a three-year term, was granted an option on the date of such meeting to purchase 20,000 shares of Common Stock. Also on the date of each annual meeting of shareholders, each Non-Employee

Director who is re-elected at such meeting is granted an option to purchase 10,000 shares for a three-year term, 6,667 shares for a two-year term, and 3,333 shares for a one-year term. Thus, Mr. Shelley, who was re-elected at the 1995 annual meeting for a three-year term, was granted an option on that date to purchase 10,000 shares of Common Stock. In addition, on the date of the 1995 annual meeting, Messrs. Appel and Slifka, who prior to that date had been ineligible for option grants under the Company's existing option plans by reason of their service on the Stock Option Committee, were granted special options to purchase 10,000 shares and 20,000 shares, respectively. The grant to Mr. Slifka was in lieu of an option to purchase 10,000 shares to which he would otherwise have been entitled under the Director Plan by virtue of his re-election at the 1995 annual meeting for a three-year term. All of the options granted to Non-Employee Directors under the Director Plan on the date of the 1995 annual meeting were at an exercise price of $24.25 per share.

              COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

     The following table sets forth information concerning the total compensation of the Chief Executive Officer of the Company and the four other executive officers who had the highest individual aggregates of salary and bonus during the Company's fiscal year ended August 3, 1996. These five persons are hereinafter referred to collectively as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                  ANNUAL COMPENSATION      SECURITIES
              NAME AND                FISCAL     ---------------------     UNDERLYING        ALL OTHER
         PRINCIPAL POSITION            YEAR       SALARY       BONUS       OPTIONS(#)     COMPENSATION(A)
------------------------------------  ------     --------     --------    ------------    ---------------
Eric Krasnoff.......................   1996      $491,787     $491,787       120,000          $72,525
  Chairman and Chief Executive         1995       410,020      410,020           -0-           65,444
  Officer                              1994       289,241      231,855       160,000           30,282
Jeremy Hayward-Surry................   1996       336,762      252,572        75,000           48,316
  President, Treasurer and Chief       1995       280,020      210,015           -0-           40,286
  Financial Officer                    1994       204,568      133,552       100,000           20,258
Derek T.D. Williams.................   1996       233,611      101,232        50,000            9,824
  Executive Vice President and         1995       222,320      100,044           -0-           10,197
  Chief Operating Officer              1994       173,416       31,354        80,000            6,501
Gerhard Weich.......................   1996       298,971       74,743        30,000              844
  Group Vice President                 1995       288,503       72,127           -0-              -0-
                                       1994       245,802       42,278        35,000              -0-
Samuel T. Wortham...................   1996       207,018      144,913        30,000           27,109
  Group Vice President                 1995       195,312      136,718           -0-           27,078
                                       1994       189,644       95,907        35,000           14,344

---------------

     (a) Includes amounts which, under regulations of the Securities and Exchange Commission, are deemed to be compensation by reason of interest-free loans made by the Company for the payment of the exercise price of options under the Company's employee stock option plans. See Indebtedness of Officers and Directors under Stock Option Plans below. Such amounts, computed under rates prescribed by the IRS to determine "imputed interest", were as follows in fiscal 1996: Mr. Krasnoff -- $17,760; Mr. Hayward-Surry -- $15,502; Mr.
Williams -- $9,824; Mr. Weich -- $844; and Mr. Wortham -- $7,513. Also includes contributions to the Company's Profit-Sharing Plan and Supplementary Profit-Sharing Plan, which contributions for fiscal 1996 were as follows: Mr. Krasnoff -- $54,765; Mr. Hayward-Surry -- $32,814; and Mr. Wortham -- $19,596.

OPTIONS

     The following tables set forth information concerning grants of stock options to and exercises of stock options by the Named Executive Officers during fiscal 1996, and the number and value of unexercised options held by each of them at August 3, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              -------------------------------------------------             VALUE
                                            % OF TOTAL                             AT ASSUMED ANNUAL RATES
                              NUMBER OF      OPTIONS                                         OF
                              SECURITIES    GRANTED TO                            STOCK PRICE APPRECIATION
                              UNDERLYING    EMPLOYEES                                  FOR OPTION TERM
                               OPTIONS      IN FISCAL     EXERCISE   EXPIRATION   -------------------------
            NAME              GRANTED(1)       YEAR       PRICE(2)      DATE         5%             10%
----------------------------  ----------   ------------   --------   ----------   --------       ----------
Eric Krasnoff...............    120,000         5.0%       $24.25      11/21/00   $804,000       $1,776,600
Jeremy Hayward-Surry........     75,000         3.1         24.25      11/21/00    502,500        1,110,375
Derek T.D. Williams.........     50,000         2.1         24.25      11/21/00    335,000          740,250
Gerhard Weich...............     30,000         1.3         24.25      11/21/00    201,000          444,150
Samuel T. Wortham...........     30,000         1.3         24.25      11/21/00    201,000          444,150

---------------

(1) The options in this table become exercisable in four cumulative installments on each of the first through fourth anniversary dates of the date of grant.

(2) Fair market value of a share of the Company's Common Stock on the date of grant.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE(#)    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Eric Krasnoff.............          -0-              -0-      113,333        200,000       $ 809,998      $ 657,499
Jeremy Hayward-Surry......       25,524        $ 245,996       57,808        125,000         443,526        431,249
Derek T.D. Williams.......       30,000          270,000       83,333         50,000         524,998         25,000
Gerhard Weich.............       10,000           77,969       25,000         50,000         156,250        140,000
Samuel T. Wortham.........          -0-              -0-       37,500         47,500         236,874        124,374

---------------
(1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

(2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on August 2, 1996, which was $24.75 per share) and the aggregate exercise price for such shares.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

     The Company has employment contracts with the three U.S.-based Named Executive Officers. (The Company's U.K.-based subsidiary, Pall Europe Limited, has an employment contract with Mr. Williams, and the Company's subsidiary based in Germany, Pall Deutschland GMBH Holding, has an employment contract with Mr. Weich, each of which is described separately below.) These three contracts provide for minimum annual salaries, adjusted annually for changes in the consumer price index. The minimum annual salaries payable for fiscal 1997 are as follows: Mr. Krasnoff -- $516,300; Mr. Hayward-Surry -- $353,500, and Mr. Wortham -- $211,200. These contracts also provide for incentive bonuses determined by a formula under which a bonus equal in amount to a percentage of base salary becomes payable if the Company's return on equity (after-tax consolidated net income (as defined) as a percentage of average shareholders' equity (as defined)) exceeds a certain percentage (the "Bonus Threshold"); the bonus increases to reflect increases in return on equity up to a maximum bonus payable when return on equity equals or exceeds a certain percentage (the "Maximum Bonus Percentage"). For fiscal 1997, the Bonus Threshold is 12.5% and the Maximum Bonus Percentage is 20%. For fiscal years after fiscal 1997, the Compensation Committee of the Board of Directors will determine the Bonus Threshold and the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on statistical or trend data. The maximum bonus payable under this formula is 100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry, and 42% of base salary for Mr. Wortham. In addition, Mr. Wortham, who is in charge of a separate segment of the Company's business, may receive an additional bonus based on the results of operations of the business segment for which he is responsible. Under Mr. Wortham's employment contract, the Chief Executive Officer has discretion to determine the amount of this additional bonus, up to a maximum amount of 28% of Mr. Wortham's base salary. The formula currently used by the Chief Executive Officer in determining the business segment component of bonuses for executive officers is described below under Compensation Committee Report on Executive Compensation -- Annual Incentive Bonuses.

     Each of these three employment contracts is for a term of employment which will continue until terminated by either party on not less than two years notice except that (1) the effective date of termination cannot be earlier than March 31, 1999 as to Mr. Krasnoff and July 31, 1999 as to Mr. Hayward-Surry and (2) unless the parties agree otherwise, the term of employment ends at age 65. In addition, Mr. Krasnoff has the right to terminate his employment agreement if at any time he no longer has the title, authority and duties of chief executive officer. Under each of these three employment contracts, in the event of a "change of control" of the Company (as defined), the officer has the right to terminate his employment effective immediately or effective on a date specified in his notice of termination that is not more than one year from the date of giving of such notice. Upon any such termination, the officer would be entitled to his salary and bonus compensation prorated to the effective date of termination.

     The employment contract between Pall Europe Limited and Mr. Williams provides for an annual salary for fiscal 1997 which will be 155,800 pounds sterling (equal to approximately $240,400 at August 2, 1996). This contract also provides for an incentive bonus determined under the return on equity formula described above, with a maximum bonus of 45% of base salary. The contract with Mr. Williams is for a term of employment which will continue until terminated by either party on not less than two years notice except that there is no minimum notice period in the event of a termination by the Company after age 65. In the event of a change in control of Pall Europe Limited, Mr. Williams has the right to terminate on not less than three months or more than 24 months notice given not more than two years after the change in control.

     The employment contract between Pall Deutschland GMBH Holding and Mr. Weich provides for an annual salary for fiscal 1997 which will be 453,600 Deutsche Marks ("DM") (equal to approximately $307,400 at August 2, 1996). This contract also provides for an incentive bonus determined under the return on equity formula described above, with a maximum bonus of 15% of base salary. Also, Mr. Weich, who is in charge of a separate segment of the Company's business, may receive an additional bonus based on the results of operations of that business segment. Under Mr. Weich's employment contract, the Chief Executive Officer of the Company has discretion to determine the amount of this additional bonus, up to a maximum amount of 10% of Mr. Weich's base salary. The formula currently used by the Chief Executive Officer in determining the business segment component of bonuses for executive officers is described below under Compensation Committee Report on Executive Compensation -- Annual Incentive Bonuses. The contract with Mr. Weich is for a term of employment which will continue until terminated by either party on not less than two years notice until the executive reaches age 65 and thereafter on one years notice. In the event of a change in control of Pall Deutschland GMBH Holding, Mr. Weich has the right to terminate on not less than three months or more than 24 months notice following such change in control.

PENSION PLANS

     Messrs. Krasnoff, Hayward-Surry and Wortham are participants in the Pall Corporation Pension Plan (the "Pension Plan"), a defined benefit plan qualified under the Internal Revenue Code (the "Code"). Benefits under the Pension Plan are determined pursuant to a benefit formula under which, in general, for each fiscal year of credited service, a participant accrues an annual benefit equal to 1% of the participant's covered compensation for that fiscal year, plus .5% of the excess of the participant's covered compensation for that fiscal year over the Social Security Wage Base for that year ($61,200 in fiscal 1996). Covered compensation under the Pension Plan is total compensation, including bonuses and overtime but excluding stock options and contributions to all benefit programs. For fiscal 1996, the maximum amount of any participant's covered compensation which could be taken into account under the Pension Plan for the purpose of computing that participant's benefits was limited by the Code to $150,000.

     Under the Company's Supplementary Pension Plan (which is not a qualified plan under the Code), additional pension benefits are provided to certain employees, including Messrs. Krasnoff, Hayward-Surry and Wortham. The Supplementary Pension Plan provides lifetime pension payments which, when added to primary Social Security benefits and payments from the Pension Plan, will on an annual basis equal 50% of a participant's "Final Average Compensation", which is defined as the average of the three highest of a participant's last five years of cash compensation. If a participant vested under the Supplementary Pension Plan dies before retirement, his surviving spouse receives a lifetime pension equal to 50% of the straight-life-annuity pension which the participant would have been entitled to receive upon retirement. Currently, Final Average Compensation (based on fiscal years through fiscal 1996) for the Named Executive Officers who participate in the Supplementary Pension Plan would be as follows:
Mr. Krasnoff -- $774,903; Mr. Hayward-Surry -- $472,496, and Mr.
Wortham -- $323,201.

     Mr. Williams is a participant in the Pall (UK) Pension Fund (the "Pension Fund"). The annual retirement pension that would be provided to a participant under the Pension Fund is determined according to the following formula: 1/60 X Pensionable Salary X Period of Pensionable Service, where Pensionable Salary is defined as the average of the three highest of the last ten years' base salary and Period of Pensionable Service is defined as the period of full-time permanent continuous service with the Company while a participant in the Pension Fund. Benefits under the Fund are normally payable monthly as determined by the actuaries for the Fund. However, a participant has the option of receiving a portion of his or her pension in the form of a lump sum payment on retirement, with a resulting reduction in the monthly payment.

     In addition, Mr. Williams is also eligible for participation in one of two versions of The Pall U.K. Supplementary Pension Scheme (the "Supplementary Scheme"). The Supplementary Scheme provides pension benefits in addition to any benefits earned as a participant in the Pension Fund. The version of the Supplementary Scheme in which Mr. Williams participates provides pension payments which, when added to payments from the Pension Fund and any other occupational pension to which he is entitled, will on an annual basis equal two-thirds of his Pensionable Salary (as defined for the Pension Fund). The Supplementary Scheme provides for annual inflationary increases to a maximum of 5% of total pension. Currently, Mr. Williams' Pensionable Salary (based on fiscal years through fiscal 1996) would be 133,482 pounds sterling (equal to approximately $206,000 at August 2, 1996).

     Mr. Weich is a participant in pension plans and supplementary executive pension arrangements provided by certain of the Company's European subsidiaries. His pension benefits as so supplemented are based upon Pensionable Service and Pensionable Income, where Pensionable Service is generally defined as up to 40 years of uninterrupted full-time employment between ages 20 and 65, and Pensionable Income is defined as the average of 13 times monthly average base salary for the three years ended the July 1 preceding retirement. Mr. Weich's benefit formula for each year of Pensionable Service is (i) 0.3% of Pensionable Income up to the German Social Security Salary Ceiling as of the July 1 preceding his retirement (DM 96,000 -- approximately $64,000 -- as of July 1,
1996), plus (ii) 1.5% of Pensionable Income above such Ceiling. In case of termination of employment by reason of disability before normal retirement age of 65, Mr. Weich's years of Pensionable Service would include those which would have been credited to him had he continued to work until age 65, and his Pensionable Income would be calculated as if he had retired on the date of disability termination. If Mr. Weich had retired at the end of the Company's last fiscal year and had been age 65 at that time, he would have had 31 years of Pensionable Service and would have been entitled to a total annual pension of DM 154,923 (approximately $103,000). Had he then retired by reason of disability, he would have been credited with 35 years of Pensionable Service and would have been entitled to a total annual pension of DM 174,913 (approximately $116,600). In addition, if Mr. Weich's spouse should survive him, she would receive a lifetime pension after his death equal to 60% of Mr. Weich's pension. Under German law, a pension is subject to cost-of-living adjustments every three years if the economic situation of the paying company permits.

BENEFITS PROTECTION TRUST

     The Company has established a Benefits Protection Trust to which it makes voluntary contributions to fund the Company's obligations under the Supplementary Pension Plan and the Supplementary Profit-Sharing Plan (see Compensation Committee Report on Executive Compensation -- Supplementary Profit-Sharing and Pension Plans) and the Company's obligation to pay the "Annual Contract Pension" provided for under the employment agreements formerly in effect with Dr. Pall and two other former chief executive officers of the Company. In the event of a "change in control" of the Company (as defined in the trust agreement), the trust fund must thereafter be used to satisfy the above-mentioned obligations.

INDEBTEDNESS OF OFFICERS AND DIRECTORS UNDER STOCK OPTION PLANS

     As permitted by the Company's stock option plans, optionees may elect to make installment payments of the purchase price of the Common Stock upon their exercise of options, and thereby become indebted to the Company. The following table sets forth certain information with respect to all executive officers and directors who were indebted to the Company under the stock option plans in an amount in excess of $60,000 at any time from July 30, 1995, the start of the Company's most recently completed fiscal year, to October 1, 1996. The second column of the table shows the largest amount of indebtedness outstanding during that period by each of such executive officers and directors, and the last column shows the principal amount outstanding as of October 1, 1996. All of the indebtedness shown in the table is non-interest-bearing and payable on demand.

                                                                    AMOUNT OF INDEBTEDNESS
                                                                    ----------------------
                                 NAME                               LARGEST       10/1/96
    --------------------------------------------------------------  --------      --------
    Robert Festa..................................................  $138,047      $138,047
    Jeremy Hayward-Surry..........................................   369,104       365,658
    Paul Kohn*....................................................   137,438       137,438
    Eric Krasnoff.................................................   298,125       298,125
    David B. Pall.................................................   168,743       168,743
    Robert Simkins................................................    75,579        75,579
    Donald B. Stevens.............................................   134,091       134,091
    Gerhard Weich.................................................    96,563        96,563
    Derek T.D. Williams...........................................   129,609           -0-
    Samuel T. Wortham.............................................   126,094       126,094

---------------

* Mr. Kohn became an executive officer on August 5, 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers consists of four parts:

          1. base salary;

          2. annual incentive bonuses;

          3. stock options; and

          4. supplementary profit-sharing and pension plans.

     The program is based on the Company's overall philosophy of providing a balanced, competitive total compensation package. It is believed that such a program enables the Company to attract and retain highly qualified professionals and to reward sustained corporate performance, with the attendant benefit to shareholders.

Base Salary

     The Company maintains a conservative policy on base salaries. Overall, base salaries are targeted at the median, or 50th percentile, of those paid by other high technology and general industry companies of similar size (hereinafter referred to as the "market" or "marketplace").

     For the last several years the Company has retained the services of Watson Wyatt Worldwide ("Wyatt"), an independent executive compensation consultant, to evaluate the cash compensation levels of the Company's worldwide executive officers (currently nine U.S.-based and four overseas). Wyatt makes detailed evaluations biennially, in the spring of every second year, utilizing published compensation survey data in assessing compensation competitiveness relative to the marketplace. Wyatt determines the marketplace by extracting data cuts from broad-based surveys, including several conducted by Wyatt and a number conducted by other executive compensation consulting firms. These surveys provide data specific to companies in high technology industries such as the aerospace (including military), electronic communications and biomedical fields, as well as information on a broad group of general industry companies. In some cases, regression analysis is used to arrive at compensation levels for different executive positions in a company with annual revenues comparable to the Company's revenues. The biennial Wyatt report issued in June 1994 was used by the Compensation Committee in July 1995 in connection with the fixing of base salaries for fiscal 1996. That report indicated that the Company was paying base salaries that were overall approximately 3% below the marketplace median for domestic executive positions and approximately 4% above the marketplace median for overseas executive positions.

     Employment contracts with executive officers call for a minimum annual increase in base salary equal to the June-to-June percentage increase in the consumer price index (the CPI). For fiscal 1996, this minimum mandatory increase was 2.8%, based on the CPI increase from June 1994 to June 1995. With the CPI increase as a floor, the Compensation Committee adjusted base salaries for fiscal 1996, as it does each year, to reflect individual performance for the past year, internal relationships and marketplace practices as shown by the Wyatt report. In general, executive base salaries were increased by 4% for fiscal 1996, with greater increases (approximately 15%) for Messrs. Krasnoff and Hayward-Surry, whose fiscal 1995 base salaries had been set in July 1994 at approximately 15% below the marketplace medians for their current positions, as determined by Wyatt, because they had just been promoted to these positions.

Annual Incentive Bonuses

     The principal method by which total cash compensation of executive officers is tied to the Company's current financial performance is the Incentive Bonus Plan.

     In fiscal 1995 and prior years, the sole measure of performance under the Incentive Bonus Plan was after-tax consolidated net income as a percentage of average shareholders' equity, i.e., return on equity or "R.O.E." (For the purpose of the Incentive Bonus Plan, R.O.E. is determined by utilizing the fixed amount of $3,744,000 as the equity adjustment from foreign currency translation.) On the recommendation of Wyatt, and consistent with prevailing marketplace practice, the Compensation Committee determined that, beginning in fiscal 1996, bonus awards for each executive officer whose primary responsibilities relate to a particular subsidiary, division or other segment of the overall operations of the Company (a "Business Segment") would be based on two separate measures: (1) Company-wide R.O.E. and
(2) results of operations of the appropriate Business Segment. In fiscal 1996, the bonus awards of five executive officers, including Messrs. Krasnoff, Hayward-Surry and Williams, were calculated solely on the basis of R.O.E., and the bonus awards of eight executive officers (including Messrs. Weich and Wortham) were calculated on the basis of both R.O.E. and Business Segment performance. Wyatt had determined that six of the nine companies other than the Company (the "Peer Group") comprising the Standard & Poor's
Manufacturing -- Diversified Industries Index in July 1995 (see Performance Graph below) used both a Business Segment-type component and an overall corporate performance component (such as R.O.E.) in calculating their annual incentive compensation.

     The Business Segment component of a bonus is designed to tie an officer's compensation in part to the performance of the Business Segment for which such officer is responsible. The maximum Business Segment bonus is equal to 28% of base salary for U.S.-based executive officers and 10% to 14% of base salary for overseas-based executive officers. Subject to these maximums, the Chief Executive Officer has discretion to determine the amount of the Business Segment component of the incentive bonus for each executive officer having responsibility for a particular Business Segment. In the exercise of that discretion, Mr. Krasnoff establishes annually, for each Business Segment, the dollar amount of profit below which no bonus is earned (the bonus threshold) and the dollar amount of profit at which the maximum bonus is earned. These dollar amounts are fixed in light of the results of operations of the Business Segment during the preceding fiscal year and the profit projections of that Business Segment for the current year. If the profits achieved exceed the bonus threshold and are less than the amount at which the officer becomes entitled to a maximum bonus, the bonus amount is determined pro rata, on a sliding scale, in the same manner as the R.O.E. bonus component as described in the following paragraph.

     The R.O.E. component of the Incentive Bonus Plan is sensitive to Company-wide performance in that no bonuses are earned thereunder if R.O.E. is below a specified percentage. Under the bonus formula set by the Compensation Committee for fiscal 1996, no bonus was payable unless R.O.E. for fiscal 1996 exceeded 12.5% (the "Bonus Threshold"), and the maximum bonus was payable if R.O.E. equaled or exceeded 20% (the "Maximum Bonus Percentage"), which was increased from 19% in fiscal 1995 and 1994. If R.O.E. was more than 12.5% but less than 20%, the bonus would increase pro rata from zero at R.O.E. of 12.5% to the maximum bonus at R.O.E. of 20%. The maximum bonus was 100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry and 55% of base salary for the only other U.S.-based executive officer whose bonus calculation did not include a Business Segment component. Thus, if fiscal 1996 R.O.E. was 16.25% -- the mid point between the Bonus Threshold and the Maximum Bonus Percentage -- a "target" bonus would be payable in the amount of 50% of base salary for Mr. Krasnoff, 37.5% for Mr. Hayward-Surry and 27.5% for the other U.S.-based executive officer whose bonus was based solely on R.O.E. Prior to the commencement of each fiscal year, the Bonus Threshold and the Maximum Bonus Percentage are reviewed by the Compensation Committee and set for such fiscal year.

     With respect to the U.S.-based executive officers whose fiscal 1996 bonuses were based in part on a Business Segment component, the maximum bonus based on R.O.E. was 42% of base salary and the maximum bonus based on Business Segment performance was 28% of base salary, so that the aggregate maximum bonus of these officers was 70% of base salary. The employment arrangements for fiscal 1996 with the Company's five executive officers based outside the U.S. provided for aggregate maximum bonuses ranging from 25% to 45% of base salary. In the case of three of these overseas-based officers, the bonus included a Business Segment component, the maximum amount of which ranged from 10% to 14% of base salary.

     The Incentive Bonus Plan formula is structured so that (i) the target bonus award in any given year would result in total cash compensation (base salary plus annual bonus) which is 5% above the marketplace median, and (ii) the maximum bonus award would result in total cash compensation which approximates the market 75th percentile. In recent years, due to the Company's strong financial performance, actual awards made under the bonus formula have been at or near maximum bonus levels. Awards for fiscal 1996, which resulted from R.O.E. of 20.136%, were at the maximum levels, i.e., 100% of base salary for Mr. Krasnoff, as Chief Executive Officer, 75% of base salary for Mr. Hayward-Surry, as President, and 55% of base salary for the other U.S.-based executive officer whose bonus was based solely on R.O.E. As to each of the five U.S.-based executive officers whose bonus for 1996 included a Business Segment component, his bonus for fiscal 1996 was 42% of base salary (the R.O.E. component) plus such additional amount, up to 28% of base salary, as was determined by the Chief Executive Officer in his discretion, as described above.

Stock Options

     The Company's stock option grant program, under plans approved by shareholders, was administered by the Stock Option Committee of the Board of Directors until November 1995, when this Committee was merged into the Compensation Committee. All option grants in fiscal 1996 were made by the Compensation Committee.

     The Stock Option Plans, although not exclusively for the benefit of executive officers (about 600 other employees of the Company are eligible to participate), are intended to complement the Incentive Bonus Plan and are currently the sole means of providing long-term incentive compensation to the Company's executive officers. Stock option grants provide executive officers with opportunities for capital accumulation, promote long-term executive retention and, by fostering in executive officers a proprietary interest in the Company, align their interests with those of the Company's shareholders.

     The Compensation Committee may, in its discretion, grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company's success. Grants are made at an option price of 100% of the fair market value of the Common Stock on the date of grant. All options heretofore granted have had a five-year term. The Compensation Committee determines the number of shares to be covered by options granted to executive officers at each level, e.g., chief executive officer, president and chief financial officer, chief operating officer, group vice president, etc. With respect to options granted in fiscal 1996, these grant levels were fixed after review of marketplace practice and on the basis of recommendations by Wyatt.

     Prior to fiscal 1996, it had been the policy of the Stock Option Committee to make across-the-board option grants at intervals of approximately three years with interim grants only for promotions and new hires. Effective for the 1996 fiscal year, the Stock Option Committee, on the recommendation of Wyatt, revised the grant policy to provide for across-the-board grants approximately every two years, without significantly changing the average per annum size of grants. A more frequent grant schedule makes it easier to respond to special situations and is more consistent with the practice of companies comprising the market, which typically make annual grants.

     The only option grant to an executive officer in fiscal 1995 was a grant covering 15,000 shares to an officer upon his promotion to Senior Vice President. In fiscal 1996, option grants to executive officers were in the following respective amounts: 120,000 shares to Mr. Krasnoff as Chairman and Chief Executive Officer; 75,000 shares to Mr. Hayward-Surry as President and Chief Financial Officer; 50,000 shares to Mr. Williams as Executive Vice President and Chief Operating Officer; 25,000 or 30,000 shares to each of 13 Group Vice Presidents and Senior Vice Presidents; and 10,000 shares to the Secretary. All of these grants were within the range of biennial option grants recommended by Wyatt in July 1995 and were designed to provide "total direct compensation" in fiscal 1996 (base salary plus bonus plus the two-year average of the present value of option grants) which approximates the market 75th percentile in the event that "target" bonuses are paid under the Incentive Bonus Plan. Total direct compensation is the sum of base salary, short-term incentive compensation and the present value of long-term incentive compensation.

     In view of the Company's policy of not granting options to executive officers each year, the significance of option grants is better understood by taking an average over a period of years. During the five-year period from the beginning of fiscal 1992 to the end of fiscal 1996, the average per annum option grants to all executive officers as a group were for 397,664 shares, representing about one-third of one percent (0.35%) of the shares of Common Stock outstanding at the end of fiscal 1996.

Supplementary Profit-Sharing and Pension Plans

     In addition to providing tax-qualified profit-sharing and pension plans for its employees including executive officers, the Company also maintains non-tax-qualified supplementary plans and arrangements for executive officers. The Supplementary Profit-Sharing Plan provides an annual benefit to U.S.-based executives with respect to annual cash compensation in excess of the maximum compensation that, under the Internal Revenue Code (the "Code"), can be taken into account for the qualified Profit-Sharing Plan. An executive officer's annual benefit under the Supplementary Profit-Sharing Plan is the product of (1) such excess annual earnings and (2) the ratio, for the year, of the Company's aggregate contributions under the qualified Profit-Sharing Plan to the aggregate compensation (as limited by the Code) of all qualified Profit-Sharing Plan participants. Also, the Supplementary Profit-Sharing Plan credits each participant with earnings on his or her account balance based on the investment of an amount equal to the account balance in the Fidelity Asset Manager Fund. The purpose of the Supplementary Profit-Sharing Plan is to provide to executive officers affected by the limitations under the qualified Profit-Sharing Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company's annual contributions to the Profit-Sharing Plan and the Supplementary Profit-Sharing Plan for the benefit of the Named Executive Officers are included in the column "All other compensation" in the Summary Compensation Table above.

     The supplementary pension plan arrangements for executive officers are described above under the caption Pension Plans. The purpose of these supplementary arrangements is to assure executives a specified level of retirement benefit over and above what would be payable under the Company's general pension plans.

Discussion of Fiscal 1996 Compensation of the Chief Executive Officer

     Mr. Krasnoff's base salary for fiscal 1996 was $491,787, which was approximately 3.5% below the market median rate for chief executive officers as determined by Wyatt as of June 1, 1996. Mr. Krasnoff's incentive bonus for fiscal 1996 was 100% of base salary (the maximum bonus). By reason of the fact that the Company's R.O.E. of 20.136% exceeded the Maximum Bonus Percentage (20%), Mr. Krasnoff's total cash compensation (base salary plus incentive bonus) for the fiscal year was 33% above the market median and 6% above the market 75th percentile, as determined by Wyatt as of June 1, 1996.

     The factors and criteria upon which the Chief Executive Officer's compensation was based, including the relationship of the Company's performance to his compensation for fiscal 1996, are set forth in the preceding sections of this Committee Report and are applicable to the total compensation package of the Chief Executive Officer as well as other executive officers.

Policy Regarding $1,000,000 Limit on Deductible Compensation

     The Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid by public companies to their senior officers. Under Section 162(m) of the Code, the Company would not be able to deduct compensation of a Named Executive Officer (generally the Chief Executive Officer and the four other highest paid executive officers) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of "performance-based compensation." Nondeductibility would result in additional tax cost to the Company.

     In light of Section 162(m), the Company tailored its 1993 and 1995 Stock Option Plans so that gains on options granted thereunder would meet the statutory definition of "performance-based compensation." Accordingly, such gains would not be included in compensation subject to the $1,000,000 limit on deductibility. With respect to fiscal years through 1996, the Company did not deem it necessary to take any other steps in response to Section 162(m) on the assumption that no Named Executive Officer's compensation would exceed the $1,000,000 deductibility limitation for any such fiscal year, and this assumption proved to be substantially correct. The only exception was that the amount of Mr. Krasnoff's fiscal 1996 compensation exceeded the $1,000,000 limit on deductibility by about $1,100, in part because the amount of "imputed interest" on Mr. Krasnoff's stock option loans was about $1,500 greater in fiscal 1996 than in fiscal 1995 even though the loan amount outstanding was the same throughout both fiscal years. Imputed interest, which is deemed taxable income to the employee-optionee and is deductible by the employer, fluctuates with changes in interest rates prescribed by the IRS.

     With respect to fiscal 1997, Mr. Krasnoff's compensation could have exceeded $1,000,000 by a modest amount inasmuch as Mr. Krasnoff's base salary for fiscal 1997 is $516,300 and his maximum incentive bonus is 100%. However, prior to the start of fiscal 1997, the Company and Mr. Krasnoff entered into an agreement pursuant to which to the extent that Mr. Krasnoff's fiscal 1997 compensation would (but for such agreement) exceed $1,000,000, payment of the excess will be deferred until fiscal 1998. With respect to fiscal 1998 and future years, the Company intends to adopt an incentive bonus plan for executive officers which meets the criteria for performance-based compensation under the Code. The terms of the Company's present Incentive Bonus Plan for executive officers essentially comply with the Code requirements for performance-based compensation. However, in order to qualify as performance-based compensation for purposes of Code Section 162(m), the plan under which such compensation is paid must be approved by shareholders.

Summary

     The Compensation Committee believes that the total compensation for fiscal 1996 to Mr. Krasnoff and the other executive officers of the Company was fair both to them and to the Company and its shareholders. The Committee bases this conclusion on the following factors:

          1. target cash compensation levels approximate the marketplace median and rise above that level only when Company performance warrants, and therefore fixed compensation costs have been relatively low;

          2. corporate financial performance has been good, therefore justifying total cash compensation (base salary plus incentive bonus) above market median levels;

          3.  the grant of stock options has been judicious; and

          4. the compensation program, while conservative, has enabled the Company to retain and attract top executive talent.

                                          Respectfully submitted,

                                          Abraham Appel
                                          Ulric Haynes, Jr.
                                          Edwin W. Martin, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Seibert, a member of the Compensation Committee until November 1995, is a former officer of the Company, having retired as an executive vice president in 1980.

PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total return on the Company's Common Stock during the Company's last five fiscal years with the annual change in the cumulative total return of the Standard & Poor's Composite-500 Index and the Standard & Poor's Manufacturing-Diversified Industries Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

      MEASUREMENT PERIOD                  PALL                            S&P
    (FISCAL YEAR COVERED)             CORPORATION       S&P 500      MANUFACTURING
    ---------------------             -----------       -------      -------------
1991                                    $100.00         $100.00         $100.00
1992                                    $112.54         $112.79         $104.39
1993                                    $ 92.88         $122.64         $118.46
1994                                    $ 89.09         $128.96         $137.81
1995                                    $131.96         $162.64         $188.82
1996                                    $141.73         $189.58         $223.42

---------------
* Assumes that the value of the investment in the Company's Common Stock and the two S&P indices was $100 on August 3, 1991 (the last day of the Company's 1991 fiscal year), and that all dividends were reinvested.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information with respect to beneficial ownership of Common Stock by (a) the only shareholder who, to the Company's knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock, (b) each current director of the Company; (c) each Named Executive Officer included in the Summary Compensation Table above, and (d) all directors and executive officers of the Company as a group. The stock ownership information in the table is as of the record date for the meeting except as to FMR Corp. and affiliates, as to which see note (a). The percentages in the last column are based on the number of shares outstanding on the record date. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named officer or director does not constitute an admission that such shares are beneficially owned by the officer or director for any other purpose.

                                                                 SHARES OF COMMON
                                                                      STOCK
                                                                   BENEFICIALLY       PERCENT
                     NAME OF BENEFICIAL OWNER                         OWNED*          OF CLASS
    -----------------------------------------------------------  ----------------     --------
    FMR Corp. and affiliates...................................     11,849,025(a)       10.2%
    Abraham Appel..............................................      5,037,312(b)        4.3
    Ulric Haynes, Jr. .........................................         20,000            --
    Jeremy Hayward-Surry.......................................        109,273(c)         .1
    Eric Krasnoff..............................................        211,463(d)         .2
    Edwin W. Martin, Jr. ......................................         25,312            --
    David B. Pall..............................................        642,641(e)         .6
    Katharine L. Plourde.......................................          7,666            --
    Chesterfield F. Seibert....................................        117,772            .1
    Heywood Shelley............................................         36,833(c)         --
    Alan B. Slifka.............................................         36,662            --
    James D. Watson............................................         38,300(f)         --
    Gerhard Weich..............................................         75,330            .1
    Derek T.D. Williams........................................        136,985            .1
    Samuel T. Wortham..........................................         60,268            .1
    22 current directors and executive officers of the Company
      as a group...............................................      6,902,800(g)        6.0

---------------
     * Includes shares covered by stock options exercisable within 60 days of the record date as follows: Mr. Appel -- 3,333 shares; Mr. Haynes -- 20,000 shares; Mr. Hayward-Surry -- 76,558 shares; Mr. Krasnoff -- 143,333 shares; Dr. Martin -- 25,000 shares; Ms. Plourde -- 6,666 shares; Mr. Seibert -- 50,000 shares; Mr. Shelley -- 33,333 shares; Mr. Slifka -- 6,666 shares; Dr.
Watson -- 35,000 shares; Mr. Weich -- 32,500 shares; Mr. Williams -- 95,833 shares; Mr. Wortham -- 45,000 shares; and the 22 current directors and executive officers of the Company as a group -- 724,230 shares.

     (a) The information as to the beneficial ownership of Common Stock by FMR Corp., certain of its wholly-owned subsidiaries and affiliated investment companies, its Chairman, Edward C. Johnson 3d, and Abigail P. Johnson, was obtained from their joint statement on Schedule 13G as amended March 8, 1996, filed with the Securities and Exchange Commission. Such statement discloses that
(i) FMR Corp. (through its wholly-owned subsidiary Fidelity Management & Research Company ("Fidelity")) and certain investment companies for which Fidelity acts as investment advisor ("Fidelity Funds") together have sole dispositive power, but no voting power, with respect to an aggregate of 11,376,165 shares of Common Stock held by a number of Fidelity Funds (such shares are voted by Fidelity in accordance with written guidelines established by the Boards of Trustees of the several Fidelity Funds), (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., has sole voting power with respect to 412,860 shares of Common Stock and sole dispositive power with respect to 160,160 shares of Common Stock held in institutional investment accounts at Fidelity Management Trust Company, and (iii) Fidelity International Limited, an investment advisor to various investment companies and institutional investors, has sole voting and dispositive power with respect to 60,000 shares of Common Stock.

     (b) These shares are held of record by Canmont Investment Corp. which is wholly-owned by Mr. Appel and members of his immediate family. Mr. Appel has sole voting and dispositive power with respect to these shares.

     (c) Does not include 100,000 shares beneficially owned by the Estate of Maurice G. Hardy. Messrs. Hayward-Surry and Shelley are two of the three executors of Mr. Hardy's will; the executors have sole voting and dispositive power with respect to the shares owned by the Estate.

     (d) Includes 7,970 shares owned by Mr. Krasnoff's wife, as to which Mr. Krasnoff disclaims voting or dispositive power, and 20,323 shares owned by two trusts established for the benefit of his children; Mr. Krasnoff is trustee of these trusts and has sole voting and dispositive power with respect to these shares.

     (e) Includes 27,769 shares owned by Dr. Pall's wife and as to which Dr. Pall disclaims voting or dispositive power.

     (f) Includes 300 shares owned by Dr. Watson's wife and as to which Dr. Watson disclaims voting or dispositive power.

     (g) Includes 100,000 shares beneficially owned by the Estate of Maurice G. Hardy (see note (c) above), the 20,323 shares beneficially owned by Mr. Krasnoff as trustee (see note (d) above) and an aggregate of 36,039 shares owned by spouses and other close relatives and as to which the directors and executive officers in the group disclaim voting or dispositive power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder of the Securities and Exchange Commission (the "Commission") require the Company's directors and officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during the fiscal year ended August 3, 1996 were filed on time except as follows: (1) Ulric Haynes, Jr., a director of the Company, did not timely file one report for the exercise of a director option and subsequent open market sale of the Common Stock acquired upon such exercise; (2) Akio Satake, a Senior Vice President of the Company, did not timely file one report for an open market sale of Common Stock; and (3) Donald B. Stevens, a Senior Vice President of the Company, did not timely file one report for the grant of an employee stock option. All of the foregoing transactions in Common Stock, although not reported timely, have been duly reported.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick") acted as the Company's independent auditors for the fiscal year ended August 3, 1996 and have been selected to act in that capacity in fiscal 1997. It is anticipated that representatives of Peat Marwick will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

                                 ANNUAL REPORTS

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE THE END OF OCTOBER, AS REQUIRED BY LAW. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K REPORT UPON WRITTEN REQUEST TO DIANE FOSTER, INVESTOR COMMUNICATIONS MANAGER, PALL CORPORATION, 25 HARBOR PARK DRIVE, PORT WASHINGTON, N.Y. 11050-4630, FAX 516-484-3649. IN RESPONSE TO SUCH REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE THE FORM 10-K REPORT INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES AND A LIST OF EXHIBITS. COPIES OF EXHIBITS WILL BE FURNISHED ON REQUEST; THE COMPANY RESERVES THE RIGHT TO CHARGE A REASONABLE FEE FOR EXHIBITS.

     The Company's Annual Report to shareholders for the fiscal year ended August 3, 1996 is concurrently being furnished to shareholders of record at the record date for the meeting. Additional copies of the Annual Report may be obtained upon request to Diane Foster by telephone at 516-484-3600 or in writing at the address or fax number in the preceding paragraph.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1997 annual meeting of shareholders, any shareholder proposal must be received by the Corporate Secretary of the Company prior to June 18, 1997.

October 16, 1996

                                PALL CORPORATION

P
R
O
X
Y

                ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 19, 1996

The undersigned hereby appoints DAVID B. PALL, ERIC KRASNOFF and JEREMY HAYWARD-SURRY, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Pall Corporation (the "Company") which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Tuesday, November 19, 1996, at 2:30 P.M., and at any adjournment thereof, on the matters indicated on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE HEREOF (OR FOR A SUBSTITUTE NOMINEE IF ANY OF THOSE NAMED SHOULD BECOME UNAVAILABLE). ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED ABOVE AS PROXIES.

                                (Continued, and to be signed, on the other side)

1.       Election of Directors:

ABRAHAM APPEL, ULRIC HAYNES, JR., JEREMY HAYWARD-SURRY AND EDWIN W. MARTIN, JR.

      / /   FOR ALL       / /   WITHHOLD ALL      / /   FOR ALL EXCEPT

         If you wish to withhold authority for any particular nominee(s), mark the "For All Except" box and print the name(s) of such nominee(s) below.

         ----------------------------------------------------------------------

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

                                    SIGNATURE(S):
                                                  ----------------------------

                                                  ----------------------------

                                    DATE:                               , 1996


                                    The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.